Exhibit 99.1

FOR IMMEDIATE RELEASE

BLACK BOX CORPORATION ANNOUNCES EXTENSION FOR BUSINESS UNIT SALE

PITTSBURGH, PENNSYLVANIA, August 1, 2018 – Black Box Corporation (NASDAQ:BBOX), a leading digital solutions provider, announced today that it has received an extension from its lenders regarding the timing of the execution of a definitive agreement to sell its Federal Business. The Company will provide an announcement when the agreement is executed.
Management believes that this transaction remains on track to close by the end of August.

About Black Box
Black Box (NASDAQ:BBOX) is the trusted digital partner. With more than 40 years of experience connecting people and devices, we are dedicated to helping clients embrace the intelligent edge and enable their digital transformation. Our award-winning products and extensive services connect you with your customers, your team, and the world. Every day, our customers trust us to design, deploy, and manage their digital needs including retail IoT solutions, healthcare, and mission-critical control room infrastructures across commercial enterprises and governmental organizations. With a global presence and extensive team of technical experts, we make digital transformation possible whether at one location or hundreds. To learn more about Commercial Services and Government Solutions visit bboxservices.com. To learn more about Technology Products Solutions visit blackbox.com. Follow us on Twitter at @blackbox_ns.

Black Box® and the Double Diamond logo are registered trademarks of BB Technologies, Inc.

Contact:
Black Box Corporation
David J. Russo
Executive Vice President, Chief Financial Officer and Treasurer
Phone: (724) 873-6788
Email: investors@blackbox.com

1000 Park Drive, Lawrence, PA 15055-1018 • (724) 746-5500 • FAX (724) 746-0746